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Exhibit 2.1

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of March 9, 2002, is by and among G.S. Theaters, L.L.C., a Louisiana limited liability company ("GST"), Westbank Theatres, L.L.C., a Louisiana limited liability company ("WT"), Clearview Theatres, L.L.C., a Louisiana limited liability company ("CT"), Houma Theater, L.L.C., a Louisiana limited liability company ("HT1"), Hammond Theatres, L.L.C., a Louisiana limited liability company ("HT2"), and American Multi-Cinema, Inc., a Missouri corporation (the "Purchaser"). GST, WT, CT, HT1 and HT2 are collectively referred to herein as the "Sellers" and individually as a "Seller." The Sellers and the Purchaser are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party."

        WHEREAS, the Sellers are the owners of five stadium-seating, multi-screen motion picture theatre complexes (the "Theatres"); and,

        WHEREAS, the Sellers have agreed to sell the Theatres in a three-party transaction; and

        WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Personal Property (as hereinafter defined), all in accordance with, and subject to, the terms set forth herein; and

        WHEREAS, concurrently with the sale of the Personal Property to Purchaser, the Sellers intend to contribute to EPT Gulf States, LLC, a Delaware limited liability company (the "Company"), and the Company intends to acquire from the Sellers, the Contributed Real Property (as defined herein), all in accordance with, and subject to, the terms set forth in that certain Contribution Agreement dated of even date herewith, among the Sellers and the Company (the "Contribution Agreement"); and

        WHEREAS, the parties contemplate that the Purchaser shall lease from the Company that portion of the Contributed Property that is defined herein as the Real Property, pursuant to leases upon terms and conditions mutually agreeable to the Purchaser and the Company, and that the Purchaser thus will have a leasehold interest in the Contributed Property;

        NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

        Section 1.1 Definitions.    As used herein (including any Schedules attached hereto), the following terms shall have the meanings indicated:

        "Accounts Receivable" shall mean all accounts receivable, trade receivable, notes receivable and other amounts due which are receivable by a Seller as a result of goods sold or services provided in connection with the Business.

        "Ancillary Agreements" shall mean, collectively, the Assignment and Assumption Agreements, the Bills of Sale, the Consulting Agreement, the Deferred Maintenance Escrow Agreement, the Indemnification Agreement, the Master Transition Agreement, the Noncompetition and Confidentiality Agreement and the Repair Escrow Agreement.

        "Applicable Notices" shall mean any reports, notices of violation, or notices of compliance issued in connection with any Contributed Permits.

        "Assignment and Assumption Agreements" shall mean the assignment and assumption agreements, in substantially the same form attached as Appendix B, sufficient to transfer and assign the Assigned Contracts to the Purchaser.

        "Assigned Contracts" shall mean all contracts and agreements of the Sellers listed on Schedule 3.3.

        "Assumed Liabilities" shall mean only those liabilities and obligations of the Sellers described on Schedule 3.3, including the obligations under the Assigned Contracts which accrue after the Closing Date.

        "Bills of Sale" shall mean the bills of sale, in substantially the same form attached as Appendix C and Appendix Q, sufficient to transfer to the Purchaser all Personal Property and Pass Through Assets, respectively.

        "Business" shall mean the business of owning, leasing and operating the movie theatres located on the Real Property.

        "Business Agreements" shall mean any leases, contract rights, loan agreements, mortgages, easements, covenants, restrictions or other agreements or instruments affecting all or a portion of a Real Property and the Business, but specifically excluding all of the Operating and Service Agreements.

        "Business Day(s)" shall mean calendar days other than Saturdays, Sundays and days on which banking institutions in the City of New York are authorized by law to close.

        "Claim" shall mean any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

        "Closing" shall mean the consummation of the sale and purchase of the Personal Property provided for herein, to be held at the offices of Phelps Dunbar located at 365 Canal Street, Suite 2000, New Orleans, LA 70130, or such other place as the Parties may mutually agree.

        "Closing Certificate" shall mean a certificate of an individual representative of each Seller and of an officer of the Purchaser, in substantially the same form as Appendix D and Appendix E, respectively, attached hereto and made a part hereof, which certificates shall state that the representations and warranties of the Sellers and the Purchaser, respectively, contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties that relate to a specific date.

        "Closing Date" shall mean March 15, 2002, or such other date as is mutually agreed upon in writing by the Sellers and the Purchaser.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Consulting Agreement" shall mean that certain Consulting Agreement dated March 15, 2002, by and among the Purchaser, Gulf States Theatres, Inc., T.G. Solomon, Gary N. Solomon, T.G. Solomon, Jr. and Glenn J. Solomon, in substantially the same form attached as Appendix F.

        "Contributed Property" shall mean the Real Property, the Pass Through Assets, the Contributed Warranties, the Permits, Applicable Notices and Engineering Documents.

        "Contributed Warranties" shall mean all warranties and guaranties with respect to the Real Property, whether express or implied, including all warranties and guaranties from general contractors, subcontractors, architects, consultants, subconsultants, sureties, insurers, suppliers and manufacturers which the Sellers now hold or under which any Seller is the beneficiary, to the extent the same are assignable and/or transferable by the Sellers.

        "CT Lease Agreement" shall mean the Lease Agreement, dated December 6, 1999, as amended by that certain First Amendment of and Supplement to Lease Agreement, dated November 15, 2000, as evidenced by an Extract of Lease, dated November 15, 2000, and recorded in the conveyance records of Jefferson Parish, Louisiana under COB 3042, folio 574, and as further amended by that certain Second Amendment of and Supplement to Lease Agreement, dated as of January 31, 2002.

        "CT Property" shall mean the Personal Property located on or relating to the CT Real Property or the Business being conducted at the CT Real Property as of the date hereof and the Closing Date, including but not limited to the property described on Schedule 2.1, but not including any of the Excluded Assets.

        "CT Real Property" shall mean the Leasehold, the Improvements and Fixtures related to the real property legally described on Schedule 1.1(a).

        "Deferred Maintenance Escrow Agreement" shall mean that certain Deferred Maintenance Escrow Agreement dated March 15, 2002, by and among Purchaser, Company and Title Company, as escrow agent, in substantially the same form attached as Appendix G.

        "Due Diligence Materials" shall mean the information to be provided by the Sellers to the Purchaser pursuant to the provisions of Section 4.1 hereof and the information to be obtained by the Purchaser pursuant to the provisions of Section 4.2 hereof.

        "Effective Date" shall mean March 9, 2002.

        "Encumbrances" shall mean all deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, easements, servitudes, encroachments or other claims affecting property.

        "Engineering Documents" shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, Americans with Disabilities Act compliance reports, environmental reports and studies, professional inspection reports, construction and/or architect's reports or certificates, feasibility studies, appraisals, and other similar plans and studies in the possession or control of the Sellers that relate to the Real Property.

        "Environmental Report" shall mean a Phase I environmental survey and assessment in conformance with ASTM standards, dated no earlier than nine (9) months prior to the Effective Date, prepared by a firm of licensed engineers, familiar with the identification of toxic and hazardous substances, reasonably acceptable to the Purchaser, together with responses or further evaluations, investigations and assessments as deemed necessary by the Purchaser in response to the results or findings of such Phase I environmental survey and assessment of the Due Diligence Materials.

        "EPT" shall mean Entertainment Properties Trust, a Maryland real estate investment trust.

        "Excluded Assets" shall mean only those assets of the Sellers listed on Schedule 1.1(f).

        "Excluded Liabilities" shall mean any and all obligations and liabilities of the Sellers, whether accrued or contingent or due or not due, which are not specifically assumed by the Purchaser as set forth in Schedule 3.3, and as such liabilities are more particularly described in Section 3.3 of this Agreement.

        "Fixtures" shall mean all fixtures now or on the Closing Date located in, on or used in connection with, and permanently affixed to or incorporated into, the Improvements, including, without limitation, all elevators, escalators, furnaces, boilers, heaters, electrical equipment, electronic security equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and similar systems, together with all replacements, modifications, alterations and additions thereto, but specifically not including all trade fixtures, signs, appliances, furniture, lighting fixtures, concessions stands and related equipment, industrial wall panels, seats, satellite dishes, screens, projection and sound equipment, caseworks and removable equipment.

        "Grant of Predial Servitude" shall mean that certain Grant of Predial Servitude dated March 15, 2002, by Elmwood Village Center to GST, in substantially the same form attached as Appendix H.

        "Ground Lessor Estoppel" shall mean that certain Ground Lessor Estoppel entered into by Richards Clearview, L.L.C., a Louisiana limited liability company, in substantially the same form attached as Appendix I.

        "GST Property" shall mean the Personal Property located on or relating to the GST Real Property or the Business being conducted at the GST Real Property as of the date hereof and the Closing Date, including but not limited to the property described on Schedule 2.2, but not including any of the Excluded Assets or the Pass Through Assets.

        "GST Real Property" shall mean the Land, the Improvements and Fixtures related to the real property legally described on Schedule 1.1(b).

        "Hazardous Materials" shall mean (a) "hazardous substances" or "toxic substances" as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), 42 U.S.C. § 9601 et seq., or by the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., all as now and hereafter amended; (b) "hazardous wastes", as that term is defined by the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. § 6902 et seq., as now and hereafter amended; (c) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials or substances with the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substances or materials, all as now and hereafter amended; (d) petroleum including crude oil or any fraction thereof; (e) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. § 2011 et seq., as now and hereafter amended; (f) asbestos in any form or condition; and (g) polychlorinated biphenyl ("PCBs") or substances or compounds containing PCBs.

        "Hazardous Materials Law" shall mean any local, state or federal law relating to environmental conditions or industrial hygiene, including, without limitation, RCRA, CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Waste Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

        "HT1 Property" shall mean the Personal Property located on or relating to the HT1 Real Property or the Business being conducted at the HT1 Real Property as of the date hereof and the Closing Date, including but not limited to the property described on Schedule 2.3, but not including any of the Excluded Assets.

        "HT1 Real Property" shall mean the Land, the Improvements and Fixtures related to the real property legally described on Schedule 1.1(c).

        "HT2 Property" shall mean the Personal Property located on or relating to the HT2 Real Property or the Business being conducted at the HT2 Real Property as of the date hereof and the Closing Date, including but not limited to the property described on Schedule 2.4, but not including any of the Excluded Assets.

        "HT2 Real Property" shall mean the Land, the Improvements and Fixtures related to the real property legally described on Schedule 1.1(d).

        "Improvements" shall mean all buildings, improvements and structures now or on the Closing Date located on the Land, or in the case of CT Real Property, the Premises (except as expressly stated in the CT Lease), including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, systems and other so-called "infrastructure" improvements, but specifically excluding all Personal Property.

        "Indemnification Agreement" shall mean that certain Indemnification Agreement dated March 15, 2002, by and among the Purchaser, the Sellers, the Company, EPT DownReit, Inc., the Alaska Trust Company of Anchorage, Alaska, as Trustee of T. George Solomon Jr. Alaska Asset Preservation Trust U/T/A dated January 3, 2002 (the "Trustee") and Glenn J. Solomon, Gary N. Solomon, Glenda S. Bradley, Gloria S. Carter, Gladys S. Brown and T. George Solomon, Jr., in substantially the same form attached as Appendix J.

        "Knowledge" shall mean (a) with respect to the Knowledge of the Sellers, the actual knowledge of one or more of the following persons: Theodore George Solomon, Sr., Theodore George Solomon, Jr., Gary N. Solomon, Glenn J. Solomon, Allen Hollis and Beth Price, and (b) with respect to the Knowledge of the Purchaser, the actual knowledge of one of more of the following persons: Craig R. Ramsey and James V. Beynon, in either case, at the time the representation is made or deemed to have been made with no affirmative duty of inquiry or investigation.

        "Land" shall mean the real property included in the Real Property, together with all of the Sellers' rights, titles, appurtenant interests, covenants, licenses, privileges and benefits thereunto belonging, and the Sellers' right, title and interest in and to any easements, servitudes, rights-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property.

        "Laws" shall mean all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety and disabled or handicapped persons.

        "Leased Personal Property" shall mean all right, title and interest of a Seller in and to tangible personal property, hardware, network equipment and other equipment leased to such Seller, including the property set forth on Schedule 5.1(o).

        "Leasehold" shall mean the leasehold interest of CT in the Premises, as established by the CT Lease Agreement.

        "Master Transition Agreement" shall mean that certain Master Transition Agreement dated March 15, 2002, by and among the Purchaser and the Sellers, in substantially the same form attached as Appendix K.

        "Material Adverse Change" shall mean when used on connection with the Sellers or the Purchaser, respectively, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise) or results of operations of the Sellers, on the one hand, or the Purchaser, on the other hand, taken as a whole.

        "Material Adverse Effect" shall mean (a) with respect to the Sellers, acts, conditions or occurrences, whether individually or in the aggregate, having a material adverse effect on (i) the Personal Property, any of the Real Property, the business, condition (financial or otherwise), operations, assets or liabilities of the Sellers, taken as a whole, (ii) the legality or enforceability against any Seller of this Agreement, or (iii) the ability of any Seller to perform its obligations and to consummate the transactions under this Agreement, and (b) with respect to the Purchaser, acts, conditions or occurrences, whether individually or in the aggregate, having a material adverse effect on (i) the legality or enforceability against the Purchaser of this Agreement, or (ii) the ability of the Purchaser to perform its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s), individually or in the aggregate, with respect to which the Sellers would reasonably be expected to have $200,000 in the aggregate or more in damages being asserted against, imposed upon or sustained by the Sellers shall constitute a "Material Adverse Effect".

        "Noncompetition and Confidentiality Agreement" shall mean that certain Noncompetition and Confidentiality Agreement dated March 15, 2002, by and among the Purchaser, the Sellers, T.G. Solomon, T.G. Solomon, Jr., Gary N. Solomon, Glenn J. Solomon, Gloria S. Carter, Gladys S. Brown, Glenda S. Bradley, and Alaska Trust Company of Anchorage, Alaska, as Trustee of the T. George Solomon Jr. Alaska Asset Preservation Trust, in substantially the same form attached as Appendix L.

        "Office Sublease" shall mean that certain Office Sublease dated March 15, 2002, between Purchaser and Gulf States Theatres, Inc., a Louisiana corporation, in substantially the same form attached as Appendix M.

        "Operating and Service Agreements" shall mean all management, service and operating agreements and contracts entered into by the Sellers with respect to the Personal Property, the Real Property or the Business, including, but not limited to, agreements and contracts relating to maintenance and repair of the Personal Property or the Real Property, refuse service agreements, pest control service agreements, landscaping agreements, parking lot maintenance agreements and snow removal contracts to the extent the same are assignable and/or transferable by the Sellers.

        "Pass Through Assets" shall mean only those assets of the Sellers listed on Schedule 5.1(a)(i).

        "Permits" shall mean all permits, licenses (but excluding the Sellers' business and operating licenses), approvals, entitlements and other governmental, quasi-governmental and nongovernmental authorizations including, without limitation, certificates of use and occupancy, required in connection with the Business and the ownership, use, operation or maintenance of the Real Property, to the extent the same are assignable and/or transferable by the Sellers.

        "Permitted Exceptions" shall mean those title exceptions which have been approved in writing by the Purchaser, or are deemed to have been approved by the Purchaser upon the Closing of the transactions contemplated herein.

        "Personal Property" shall mean all property of the Sellers now or on the Closing Date owned by the Sellers of every kind and description and wherever situated, excepting only the Excluded Assets. Without limiting the generality of the foregoing, the Personal Property to be acquired by the Purchaser hereunder shall include:

        (a)  All of the Sellers' goodwill and business as a going concern, including the name "Palace" or any variation thereof;

        (b)  All of the Sellers' miscellaneous supplies and materials, telephone numbers, petty cash, usable inventories of food, beverages and other concession items;

        (c)  All of the Sellers' machinery, equipment, furniture and trade fixtures;

        (d)  All of the Sellers' rights, title and interest in and to the Assigned Contracts;

        (e)  All of the Seller's rights, title and interest in and to all trademarks, service marks, certification marks, United States and foreign trademark registrations and applications, including international priority rights associated therewith, and all patents, copyrights, domain names, URLs, trade secrets, know-how, inventions, royalties, rights to sue for past infringements and all other intellectual property;

        (f)    All of the Sellers' designs, drawings, specifications and engineering data, credit files, schedules of assets and other business records;

        (g)  All of the Sellers' rights, title and interest in and to restrictive covenants, nondisclosure agreements and noncompetition agreements, to the extent the same are assignable and/or transferable by the Sellers;

        (h)  All of the CT Property, the GST Property, the HT1 Property, the HT2 Property, the WT Property, the Leased Personal Property, the Warranties; and

        (i)    All of the Sellers' known or unknown causes of action, judgments, claims, demands and rights of offset and credit with respect to the Personal Property.

        "Preexisting Debt" shall mean the debt and obligations of the Sellers existing immediately prior to the Closing which are secured by Preexisting Encumbrances upon the Real Property and the Personal Property and owed to the parties set forth on Schedule 1.1(g), having the outstanding principal balances and accrued unpaid interest thereon as of the Effective Date as set forth in Schedule 1.1(g).

        "Preexisting Encumbrances" shall mean all Encumbrances securing the Preexisting Debt, as set forth in Schedule 5.4.

        "Premises" shall mean the Real Property subject to the Leasehold, as described in Exhibit A of the Extract of Lease, dated November 15, 2000, and recorded in the conveyance records of Jefferson Parish, Louisiana under COB 3042, folio 574, as amended by that First Amendment of and Supplement to Extract of Lease of Property dated January 31, 2002, evidencing the CT Lease Agreement, including all of CT's rights, titles, appurtenant interests, covenants, licenses, privileges and benefits thereunto belonging, and CT's right, title and interest in and to any easements, rights-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such Real Property including, without limitation, any strips and gores adjacent to or lying between such Real Property and any adjacent Real Property.

        "Real Property" shall mean, collectively, the GST Real Property, the WT Real Property, the CT Real Property, the HT1 Real Property and the HT2 Real Property. Real Property shall not include any Personal Property.

        "Repair Escrow Agreement" shall mean that certain Repair Escrow Agreement dated March 15, 2002, by and among the Purchaser, the Sellers and the Title Company, as escrow agent, in substantially the same form attached as Appendix N.

        "Search Reports" shall mean reports of searches made of the Uniform Commercial Code Records of the office of the Secretary of State of Louisiana, which searches shall reflect that no Personal Property is encumbered by liens or security interests which will remain on such Personal Property after the Closing, assuming the payment in full of Preexisting Debt and the release of the Preexisting Encumbrances pursuant to Section 6.2 of the Contribution Agreement. Any updates of the Search Reports shall be made by Purchaser, at the Purchaser's expense.

        "Site Plan" a site plan of the Land and the Premises showing (i) the location of each theatre facility, outlined in red, and (ii) the location of any other buildings and improvements constructed or to be constructed, if known, within the Land and the Premises by any person or entity.

        "Survey" shall mean a current "as-built" ALTA survey, certified to ALTA requirements, prepared by an engineer or surveyor licensed in the State in which the Land and the Premises is located reasonably acceptable to the Company and the Purchaser, which shall: (a) include a narrative legal description of the Land and the Premises by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land and the Premises in both acres and gross square feet (to the nearest one-thousandth of said respective measurement); (b) accurately show the location on the Land and the Premises of all improvements (dimensions thereof at the ground surface level and the distance therefrom to the facing exterior property lines of the Land and the Premises), building and set-back lines, parking spaces (including number of spaces), fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) accurately show the location of encroachments, if any, upon adjoining property, or from adjoining property, upon the Land and the Premises; (d) state the zoning classification of the Land and the Premises; (e) be certified as of the date of the Survey to the Sellers, the Company, the Purchaser, the Title Company, and any third-party lender designated by the Company; (f) legibly identify any and all recorded matters shown on said Survey by appropriate volume and page recording references; (g) show the location and names of all adjoining streets and the distance to the nearest streets intersecting the streets that adjoin the Land and the Premises; (h) be satisfactory to (and updated from time to time as may be required by) the Title Company so as to permit it to delete the standard exception for survey matters and replace it with an exception for the matters shown on the Survey; and (i) include a written Surveyor's Certification in substantially the same form as set forth on Appendix O, attached hereto.

        "Tax" or "Taxes" shall mean all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise, unclaimed property, escheat and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any governmental authority (including interest and penalties thereon).

        "Termination of Management Agreements" shall mean the Termination of Management Agreement and Release Agreements, in substantially the same form attached as Appendix P.

        "Title Commitment" shall mean a current commitment or current commitments issued by the Title Company to the Company pursuant to the terms of which the Title Company shall commit to issue the Title Policy to the Company and to the Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

        "Title Company" shall mean Stewart Title Guaranty Company or the national service office of another title insurance company licensed in the state in which a Real Property is located selected by the Purchaser and reasonably satisfactory to the Sellers.

        "Title Policy" shall mean an ALTA Extended Coverage Leasehold Owner's Policy (or policies) of Title Insurance (1970 unmodified form, where issuable), or comparable state promulgated policies, with liability in the aggregate amount of $45,000,000, dated as of the Closing Date, issued by the Title Company, insuring leasehold title in the Real Property in the Purchaser, subject only to the Permitted Exceptions, with the following modifications, if available upon commercially reasonable terms and at commercially reasonable costs: (a) the exception for survey matters shall be deleted and replaced by an exception for the matters shown on the Survey; (b) there shall be no exception for ad valorem taxes shall reflect only taxes for the current and subsequent years; (c) there shall be no exception as to parties in possession; (d) there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and also identified by applicable recording information); and (e) the Title Policy shall include such endorsements as the Purchaser shall reasonably require.

        "Warranties" shall mean all warranties and guaranties with respect to the Personal Property, whether express or implied, including all warranties and guaranties from suppliers and manufacturers which the Sellers now hold or under which any Seller is the beneficiary, to the extent the same are assignable and/or transferable by the Sellers.

        "WT Property" shall mean the Personal Property located on or relating to the WT Real Property or the Business being conducted at the WT Real Property as of the date hereof and the Closing Date, including but not limited to the property described on Schedule 2.5, but not including any of the Excluded Assets or the Pass Through Assets.

        "WT Real Property" shall mean the Land, the Improvements and Fixtures related to the real property legally described on Schedule 1.1(e).

        Section 1.2 Construction.    In this Agreement, unless the context otherwise requires:

        (a)  Articles and Sections referred to by number shall mean the corresponding Articles and Sections of this Agreement.

        (b)  The terms "hereby," "hereof," "hereto," "herein," "hereunder," and any similar terms, as used in this Agreement refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before the date of execution of this Agreement.

        (c)  Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number shall include the plural number and vice versa, and words importing persons shall include corporations and associations, including public bodies, as well as natural persons.

        (d)  The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

        (e)  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

        (f)    As used in this Agreement, the terms "real estate" and "real property" shall be deemed to include immovable property; the term "fee estate" shall include full ownership; the term "personal property" shall be deemed to include corporeal property; the term "intangible property" shall be deemed to include incorporeal property; and the term "easements" shall be deemed to include servitudes.

ARTICLE II
AGREEMENTS TO SELL AND PURCHASE

        On the Closing Date, subject to the performance by the Parties of the terms and provisions of this Agreement, the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, the Personal Property. Without limiting the generality of the foregoing, the Sellers shall transfer the Personal Property to the Purchaser as follows:

        Section 2.1 CT Property.    CT shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from CT, the CT Property, for the purchase price of $2,411,755.00.

        Section 2.2 GST Property.    GST shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from GST, the GST Property, for the purchase price of $16,702,425.00.

        Section 2.3 HT1 Property.    HT1 shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from HT1, the HT1 Property, for the purchase price of $674,835.00.

        Section 2.4 HT2 Property.    HT2 shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from HT2, the HT2 Property, for the purchase price of $3,216,535.00.

        Section 2.5 WT Property.    WT shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from WT, the WT Property, for the purchase price of $16,194,450.00.

ARTICLE III
PURCHASE PRICE; ASSUMPTION OF LIABILITIES

        Section 3.1 Purchase Price.    Except as provided in Section 3.2, the purchase price for the Personal Property shall be paid by the Purchaser delivering to the Sellers at the Closing, Federal Reserve wire transfer funds or other immediately available collected funds payable to the order of each Seller in the sum equal to the purchase price for such Personal Property as set forth in Article II, as adjusted to reflect the prorations and allocations set forth in Section 8.1 hereof. Attached hereto as Schedule 3.1 is the allocation of the Purchase Price as between the machinery, equipment, furniture, fixtures, signage and other classes of personal property, including without limitation, goodwill.

        Section 3.2 Inventory and Petty Cash.    In addition to the amounts set forth in Article II, the Purchaser shall pay to each Seller within 30 days after the Closing Date an amount equal to (a) the petty cash on hand at such Seller's theatre(s) on the Closing Date, plus (b) such Seller's cost (as determined in accordance with GAAP consistently applied) of all inventory on hand at such Seller's theatre(s) on the Closing Date in each case to the extent such petty cash or inventory is included in the Personal Property sold by such Seller on the Closing Date. On the Closing Date, the Sellers and the Purchaser shall jointly conduct a physical inventory to determine the amount payable by Purchaser to each Seller under this Section 3.2.

        Section 3.3 Assumed Liabilities.    On the Closing Date, the Sellers shall assign the Assigned Contracts to the Purchaser, and the Purchaser shall assume, become liable for and agree to pay, discharge and perform, as the case may be, only the liabilities and obligations associated with the Assigned Contracts accruing after the Closing Date, together with the Assumed Liabilities, as each is set forth in Schedule 3.3, provided that the Purchaser's assumption of liabilities herein shall not affect the Purchaser's rights to indemnification from the Sellers under Section 5.3. Any and all other obligations and liabilities of the Sellers, whether accrued or contingent or due or not due, which are not specifically assumed herein by the Purchaser shall be and remain the sole obligations and liabilities of the Sellers, all of which the Sellers agree to pay and discharge and the Purchaser shall not assume or be obligated in any respect therefor. Without limiting the generality of the foregoing, Excluded Liabilities will include, and the Purchaser shall not assume under this Agreement, any of the following obligations or liabilities of the Sellers:

          (a)  Liabilities arising from any violation on or before the Closing Date of any Hazardous Materials Law in effect on or before the Closing Date and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including, without limitation, the presence on the Real Property or release from the Real Property of Hazardous Materials disposed of or otherwise released prior to the Closing Date), regardless of whether the act, omission, event or circumstance constituted a violation of any Hazardous Materials Law at the time of its existence or occurrence;

          (b)  Any cost, expense, or tax liability of the Sellers arising from or growing out of the sale provided for by this Agreement;

          (c)  Any debt, obligation, or liability to any employee, agent, officer, director, or security holder of the Sellers or of any entity owned or controlled in whole or in part by the Sellers under any employment, sales, representation or similar agreement not identified as an Assigned Contract, or under any employee stock option plan, stock purchase plan, bonus plan or arrangement, pension plan or other benefit plan, health plan, or other employee welfare plan or arrangement;

          (d)  Any liability or obligation arising out of or from any violation by the Sellers or by any of their members, officers, employees or agents of any statute (or rule or regulation thereunder) or executive regulation of the United States or any State or any political subdivision or agency thereof or any statutes (or rule or regulation thereunder) or executive, administrative or quasi-judicial regulation of any foreign government; provided, however, that with respect to the Settlement Agreement described in Schedule 5.1(x), the foregoing shall be limited to any liability or obligation arising out of or from any violation by the Sellers or by any of their members, officers, employees or agents prior to the Closing Date.

          (e)  Any Tax or Taxes, known or unknown, existing or arising from or related to the ownership of the Personal Property or the Real Property, or from the operations of the Business, prior to the Closing; and

          (f)    Any liability or obligation for or arising under any claim for workers' compensation or for any tort, breach of any legal duty, breach or violation of any contract or violation or breach of any law, statute, ordinance, rule, regulation, injunction, or decree, or any liability or obligation for any "product liability" or other claim connected in any manner with any products, events, or activities produced or taking place prior to the Closing.

ARTICLE IV
DUE DILIGENCE ITEMS

        Section 4.1 Due Diligence Materials to be Provided by Sellers.    Each Seller has delivered or made available to the Purchaser prior to the Effective Date, for its review and/or copying, the following items respecting the Personal Property being sold by such Seller:

          (a)  True, correct, complete and legible copies of all Business Agreements, Contributed Warranties, Applicable Notices, Engineering Documents, Operating and Service Agreements, Warranties and Permits, including all agreements, documents and instruments otherwise included within such definitions, whether or not the same are assignable by the Sellers;

          (b)  True, correct, complete and legible copies of tax statements or assessments for all personal property taxes assessed against the Personal Property and the Real Property for the current and the two prior calendar years, if available and/or applicable;

          (c)  True, correct, complete and legible description of all Personal Property, including a current depreciation schedule;

          (d)  True, correct, complete and legible copies of all existing fire and extended coverage insurance policies and any other insurance policies pertaining to the Personal Property and the Real Property or certificates setting forth all coverages and deductibles with respect thereto, if any;

          (e)  True, correct, complete and legible copies of all instruments evidencing, governing or securing the payment of any loans secured by the Personal Property or related thereto;

          (f)    True, correct, complete and legible copies of all mortgages, deeds of trust, security agreements, documents and other instruments evidencing, governing or securing the payment of any loans secured by such Real Property or related thereto, including all mortgages, deeds of trust, security agreements, documents and other instruments evidencing the Preexisting Encumbrances;

          (g)  True, correct, complete and legible copies of all notes, indentures, credit agreements, loans, documents and other instruments evidencing, governing or establishing the Preexisting Debt;

          (h)  True, correct, complete and legible copies of any and all environmental studies or impact reports in the possession or the reasonable control of the Sellers relating to such Real Property, if any, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether such Real Property is or has been contaminated by Hazardous Materials and whether such Real Property is in compliance with the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable);

          (i)    True, correct, complete and legible copies of any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, together with summaries and such other more detailed information as Purchaser may reasonably request with respect to any other pending litigation or claim, except for any litigation or claims which is fully covered by insurance;

          (j)    True, correct, complete and legible copies of any and all operating statements for the Personal Property and the Real Property, the CT Lease Agreement and such other records of the business, financial condition and operation of the Personal Property and the Real Property as the Purchaser, in its sole reasonable discretion, deems necessary or appropriate;

          (k)  The Site Plans; and

          (l)    True, correct, complete and legible copies of all architect agreements, construction agreements, subcontracts, FF&E agreements, drawings, plans, as-builts, approved submittals, specifications, operator manuals, roof warranties, guarantees, approved change orders, building permits, occupancy permits, certificates of occupancy, payment and performance bonds, certificates of insurance and insurance policies applicable to the design, construction, leasing or maintenance of the Fixtures, the Improvements, the Personal Property and the Real Property.

        Section 4.2 Due Diligence Materials to be Obtained by the Purchaser.    The Purchaser shall obtain, or cause to be obtained, as soon as practicable, the Search Reports respecting the Personal Property being purchased by Purchaser, the Surveys, the Title Commitments and the Environmental Reports.

ARTICLE V
REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

        Section 5.1 Representations and Warranties of Sellers.    To induce the Purchaser to enter into this Agreement and to purchase the Personal Property, except as disclosed in the Schedules attached hereto as Appendix A, the Sellers jointly and severally represent and warrant to the Purchaser as follows:

          (a)(i)The Sellers have (except for the Preexisting Encumbrances securing the Preexisting Debt), and at the Closing will have, and will convey, transfer and assign to the Purchaser good and marketable right and title to the Personal Property (other than the Pass Through Assets) free and clear of any Encumbrances, and the Sellers will convey, transfer and assign to the Company, good and marketable title to the Pass Through Assets free and clear of any Encumbrances.

          (a)(ii)    The Sellers have (except for the Preexisting Encumbrances securing the Preexisting Debt), and at the Closing will have, and will convey, transfer and assign to the Company, good, marketable and insurable right and title to the Real Property free and clear of any Encumbrances.

          (b)      Each Seller has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and, except as set forth in Schedule 5.1(b), the joinder of no person or entity will be necessary to convey the Personal Property fully and completely to the Purchaser at the Closing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and is qualified to do business in the state in which the Personal Property is located. Each person or entity having any record or beneficial ownership interest in any of the Sellers is set forth on Schedule 5.1(b). Except as set forth in Schedule 5.1(b) and except with respect to the Assigned Contracts, the consummation of the transactions contemplated herein does not require the approval of any third party. The execution by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, each Seller's operating agreement or certificate or articles of organization, any indenture, agreement, instrument or obligation to which such Seller is a party or by which the Personal Property or any portion thereof is bound; and does not constitute a violation of any Laws, order, rule or regulation applicable to such Seller or any portion of the Personal Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over such Seller or any portion of the Personal Property.

          (c)  All of the Personal Property is in good operating condition and repair free from any defects (except such minor defects as do not materially interfere with the continued use thereof in the conduct of normal operations).

          (d)(i)    Except as set forth in Schedule 5.1(d)(i), there exist no service contracts, management or other agreements applicable to any Personal Property, to which any Seller is a party or otherwise known to any Seller which are not cancelable by the applicable Seller, or the Purchaser after the Closing, with less than 30 days' notice.

          (d)(ii)    Except as set forth in Schedule 5.1(d)(ii), there exist no service contracts, management or other agreements applicable to any Real Property to which any Seller is a party or otherwise known to any Seller which are not cancelable by the applicable Seller, or the Company after the Closing, with less than 30 days' notice.

          (e)      No Seller is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Assigned Contracts, the Business Agreements, the Operating and Service Agreements or any of the covenants, conditions, restrictions, rights-of-way or easements affecting any of the Real Property or any portion thereof and no event caused by, relating to or affecting the Sellers has occurred which with or without the giving of notice or lapse of time, or both, would have constituted a default by any of the Sellers thereunder, and, to the Sellers' Knowledge, no other party to any of the foregoing is in default thereunder, except where any such party's default would not reasonably be expected to result in a Material Adverse Effect. Except for the Excluded Assets, the Business Agreements, Operating and Service Agreements, the Assigned Contracts and the Personal Property constitute all of the assets and arrangements required to carry on the Business immediately after the Closing Date in substantially the same manner as conducted by the Sellers prior thereto. The Sellers have not amended or waived any material provision of any of the Assigned Contracts.

          (f)    Except as set forth in Schedule 5.1(f), there are no actions, suits or proceedings pending or, to Sellers' Knowledge, threatened against or affecting any Personal Property, Real Property or any portion thereof, or relating to or arising out of the ownership or operation of any Personal Property or Real Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. Except as set forth in Schedule 5.1(f), all judicial proceedings concerning any Personal Property or Real Property will be finally dismissed and terminated prior to Closing, excluding lawsuits in which Seller is involved in its ordinary course of business.

          (g)  There are no attachments, executions, assignments for the benefits of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws pending, being contemplated by or, to Sellers' Knowledge, threatened against any Seller or any of the Personal Property.

          (h)  Each Seller has delivered to the Purchaser, to the extent set forth on Schedule 5.1(h): (a) audited balance sheets of Seller as at December 31, 2000, 1999 and 1998 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in members' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Malcolm M. Dienes and Company and Arthur Andersen LLP, as applicable, independent certified public accountants; and (b) an unaudited balance sheet of Seller as at December 31, 2001 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in members' equity and cash flows for the 12 months then ended, including in each case the notes thereto certified by such Seller's chief financial officer (together with the Interim Balance Sheet, the "Interim Financial Statements"). Such financial statements fairly present the financial condition and results of operations, changes in members' equity and cash flows of such Seller as at the respective dates of and for the periods referred to in such financial statements, all (except for the Interim Financial Statements) in accordance with United States generally accepted accounting principles ("GAAP"). The financial statements referred to in this Section 5.1(h) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting records of such Seller. Each Seller has also, if applicable, delivered to the Purchaser copies of any letters from such Seller's auditors to such Seller's board of managers, directors or similar governing body or committee thereof, during the three (3) years preceding the Effective Date, together with copies of all responses thereto. The Sellers make no representations or warranties to the Purchasers regarding any pro forma financial information or any forward-looking financial data.

          (i)    Except as set forth in Schedule 5.1(i) and Schedule 5.1(f), Sellers have no liability except for liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business of Sellers since the date of the Balance Sheet.

          (j)    All federal, state and local tax returns, reports, declarations and forms ("Returns") relating to the Sellers or any combined, consolidated, affiliated or unitary tax group of which any Seller is or has been a member (an "Affiliated Group") that were required to be filed prior to the date hereof have been accurately prepared in all material respects and timely filed. Except for Taxes that are being contested in good faith and by appropriate proceeding, the following Taxes have been duly and timely paid: (a) all Taxes shown to be due on the Returns; and (b) all deficiencies and assessments for any material amount of Taxes that are or would become payable by Seller or chargeable as an Encumbrance upon any of the Real Property or the Personal Property.

          (k)  Except as set forth in Schedule 5.1(k), no Hazardous Materials have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under any of the Real Property by any Seller or to the Sellers' Knowledge by any third party, other than de minimis quantities of Hazardous Materials that are necessary and lawfully used in the operations of the Real Property and Business and which are stored and disposed of in accordance with all Hazardous Materials Laws. No activity has been undertaken on any Real Property by any Sellers or, to the Sellers' Knowledge, by any third party which would cause (i) any of the Real Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring any of the Real Property within the ambit of RCRA, or any Hazardous Materials Law, (ii) a release or threatened release of Hazardous Materials from any of the Real Property within the meaning of, or otherwise bring any of the Real Property within the ambit of, CERCLA or SARA or any Hazardous Materials Law, or (iii) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law. No activity has been undertaken with respect to any of the Real Property by any Seller or, to the Sellers' Knowledge, any third party which would cause a violation or support a claim under RCRA, CERCLA, SARA or any other Hazardous Materials Law. No investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is in existence with respect to any Real Property, nor, to Sellers' Knowledge, is any of the foregoing threatened. No written notice has been received by any Seller from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for environmental damage or injury to natural resources. Except as set forth in Schedule 5.1(i), the Sellers have not obtained and, to the Sellers' Knowledge, are not required to obtain, and the Sellers have no Knowledge of any reason Company will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of any Real Property by reason of any Hazardous Materials Law.

          (l)    With respect to each Seller:

            (i)    Schedule 5.1(l) contains a correct and complete list identifying each "employee benefit plan," as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by such Seller or any of its ERISA Affiliates and covers any employee or former employee of the Seller. Copies of such plans and individual arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Purchaser together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), all summary plan descriptions and material employee communications prepared in connection with any such plan. Such plans and individual arrangements are referred to collectively herein as the "Seller Employee Plans". For purposes of this Section 5.1(l), "ERISA Affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.

            (ii)  No Seller Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has the Seller or any of its ERISA Affiliates contributed to, or been required to contribute to, any "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or any other plan subject to Title IV of ERISA (a "Retirement Plan"), and neither the Seller nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan. To the Sellers' Knowledge, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Seller Employee Plan has occurred that will make Seller, or any officer, director, manager or member of the Seller subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a Material Adverse Effect on the Seller.

          (m)  The Sellers have entered into no collective bargaining or other labor union agreements applicable to any of their employees (collectively, the "Collective Bargaining Agreements"). As of the date hereof, no work stoppage or labor dispute against any Seller in connection with the Business is pending or, to the Sellers' Knowledge, threatened and, to the Sellers' Knowledge, there is no related organizational activity by any of the Sellers' employees which might result in a Material Adverse Effect. As of the date hereof, the Sellers have not received any written notice of any unfair labor practice in connection with the Business, and, to the Sellers' Knowledge, no such complaints are pending before the National Labor Relations Board or other similar governmental authority.

          (n)  Except as set forth in Schedule 5.1(n), the Sellers have no subsidiaries or investments in any capital stock, partnership interests, membership interests or other equity interests of any other entity or organization.

          (o)  Schedule 5.1(o) lists all of the Leased Personal Property leased to Seller pursuant to a personal property lease. All such leases of Leased Personal Property are valid and binding and in full force and effect in all material respects against Sellers and to the Sellers' Knowledge against any other party. There has been no breach of any material obligation, covenant or condition contained in any lease of Leased Personal Property by the Sellers or, to the Sellers' Knowledge, any other person, which breach has not been cured in a timely manner under such lease or waived by such other person to such lease.

          (p)  The Sellers have not contacted any broker, finder or any other party in connection with this transaction, and that they have not taken any action which would result in any broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby, or with respect to any subsequent sale, lease, purchase or other transaction by the Purchaser with respect to all or any portion of the Personal Property.

          (q)  Since the date of the Balance Sheet (except with respect to CT, which for purposes of this Subparagraph 5.1(q) shall be since the date of its organization), the Sellers:

            (i)    have operated the Business in the ordinary course of Sellers' business in substantially the same manner as currently operated;

            (ii)  have caused to be maintained in full force and effect fire and extended coverage insurance upon the Personal Property and the Real Property and public liability insurance with respect to damage or injury to persons or property occurring on or relating to the operation of the Personal Property and the Real Property in commercially reasonable amounts;

            (iii)  have not created or permitted to be created any Encumbrances or other conditions effecting any of the Personal Property or the Real Property or the uses thereof;

            (iv)  have paid, as and when due, all interest and principal and all other charges payable under any indebtedness of the Sellers secured by the Personal Property or the Real Property, and have not suffered or permitted any default or amended or modified the documents evidencing or securing any such indebtedness;

            (v)  have not removed any Personal Property from the Real Property at which it is located outside the ordinary course of business without replacing the same with substantially similar items of equal or greater value and repairing the damage, if any, to the Personal Property as the result of such removal;

            (vi)  have not sold, assigned or transferred any patents, trade marks, trade names, trade secrets, copyrights, service marks or other intangible assets;

            (vii) have not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

            (viii)    have not experienced any organized work stoppage or industrial action; or

            (ix)  have not entered into any other transaction or transaction that individually or on the aggregate are material to the Sellers, other than in the ordinary course of business.

          (r)  Schedule 1.1(g) sets forth a true and complete list of the parties to whom the Preexisting Debt is owed as of the Effective Date, together with a statement of the outstanding principal balance and accrued interest thereon as of the Effective Date. To the Sellers' Knowledge, no Seller is in default of, and no circumstances exist that but for the passage of time would result in a default of, the notes, indentures, credit agreements, loans, documents or other instruments evidencing, governing or establishing the Preexisting Debt or any mortgages, deeds of trust, security agreements, documents and other instruments evidencing, governing or relating to the Preexisting Encumbrances. There exists no penalty or other additional charge that may be incurred in connection with the prepayment of the Preexisting Debt prior to its stated maturity.

          (s)  There are no adverse parties in possession of the Real Property or of any part thereof. Except as set forth in Schedule 5.1(s), no Seller has granted to any party any license, lease or other right relating to the use or possession of any Real Property.

          (t)    No written notice has been received by any Seller from any insurance company that has issued a policy with respect to any portion of the Real Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work and as of the Closing no such written notice will have been received which shall not have been cured. No written notice has been received by any Seller from any issuing insurance company that any of such policies will not be renewed, or, except as set forth in Schedule 5.1(u), will be renewed only at a higher premium rate than is presently payable therefor.

          (u)  No pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Real Property or any portion thereof exists. No Seller has heretofore received any written notice, or has Knowledge, that any such proceeding or charge is contemplated.

          (v)  Except as set forth in Schedule 5.1(v), and to the Sellers' Knowledge, all Improvements (including all utilities) have been, or as of the Closing will be, in all material respects, completed and installed in accordance with the applicable design and construction contracts, the plans and specifications submittals and all documents required or approved by the governmental authorities having jurisdiction to the extent applicable and are transferable to the Company without additional cost. All permanent certificates of occupancy, licenses, Contributed Permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been, or as of the Closing will be, issued for the Improvements, and, as of the Closing, where required, all of the same will be in full force and effect. Except as set forth in Schedule 5.1(v), and to the Sellers' Knowledge, the Improvements, as designed and constructed, substantially comply or will as of the Closing substantially comply with all statutes, restrictions, regulations and ordinances applicable thereto, including but not limited to the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973.

          (w)  The existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Real Property are adequate to serve the current and contemplated utility needs of the Real Property. All utilities required for the operation of the Improvements enter the Real Property through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of the Company. To the Sellers' Knowledge, all approvals, licenses and permits required for said utilities have been obtained and are in full force and effect. All of said utilities are installed and operating, or will be as of the Closing, and all installation and connection charges (other than any charges that are billed on a periodic basis) have been, or will be as of the Closing paid in full.

          (x)  Except as set forth in Schedule 5.1(x), and to the Sellers' Knowledge, the location, construction, occupancy, operation and use of the Real Property (including any Improvements) do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) materially affecting the Real Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable.

          (y)  Except as set forth in Schedule 5.1(y), and to the Sellers' Knowledge, there are no structural defects in any of the buildings or other Improvements constituting the Real Property which could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.1(y), the Improvements, all heating, electrical, plumbing and drainage at, or servicing, the Real Property, and all facilities and equipment relating to the Improvements or the Real Property are and, as of the Closing, will be in good condition and working order (ordinary wear and tear excepted) and adequate in quantity and quality for the normal operation of the Real Property. No part of any Real Property has been destroyed or damaged by fire or other casualty. Except as set forth in Schedule 5.1(y), there are no unsatisfied written requests for repairs, restorations or alterations with regard to the Real Property from any person, entity or authority, including but not limited to any lender, insurance provider or governmental authority, which could result in a Material Adverse Effect.

          (z)  Except as set forth in Schedule 5.1(z), no work has been performed or is in progress at any of the Real Property, and no materials will have been delivered to any of the Real Property that might provide the basis for a mechanic's, materialmen's or other lien against any of the Real Property or any portion thereof, and all amounts due for such work and material shall have been paid and discharged to the Purchaser's satisfaction as of the Closing.

          (aa) All of the Real Property has free and unimpeded access to presently existing public highways and/or roads (either directly or by way of perpetual easements or servitudes); and all approvals necessary therefor have been obtained. To the Sellers' Knowledge, no fact or condition exists which would result in the termination of the current access from any of the Real Property to any presently existing public highways and/or roads.

          (bb) To Seller's Knowledge, the Sellers have not failed to disclose anything of a material nature with respect to the Due Diligence Materials.

          (cc)     Schedule 5.1(cc) is a list of all employees of the Sellers and Gulf States Theaters, Inc., a Louisiana corporation, as of the Closing Date, including a designation of each employee: (i) as either a full-time equivalent employee or part-time employee (as those terms are defined in the WARN Act); and (ii) by location.

        Section 5.2 Representations and Warranties of Purchaser.    To induce the Sellers to enter into this Agreement and to sell the Personal Property, the Purchaser represents and warrants to the Sellers as follows:

          (a)  The Purchaser has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is qualified to do business in Louisiana. The consummation of the transactions contemplated herein does not require the approval of any third party, except such third party approvals as Purchaser has obtained or will obtain prior to the Closing Date.

          (b)  The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under Purchaser's Articles of Incorporation or By-Laws, any indenture, agreement, instrument or obligation to which Purchaser is a party; and does not, and at the Closing will not, constitute a violation of any Laws, order, rule or regulation applicable to Purchaser of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.

          (c)  There are no actions, suits or proceedings pending or, to the Knowledge of the Purchaser, threatened before or by any judicial body or any governmental authority against the Purchaser, the outcome of which would reasonably be expected to affect adversely the ability of the Purchaser to perform its obligations and to consummate the transactions under this Agreement.

          (d)  The Purchaser has not contacted any broker, finder or any other party in connection with this transaction, and that they have not taken any action which would result in any broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby, or with respect to any subsequent sale, lease, purchase or other transaction by Purchaser with respect to all or any portion of the Personal Property.

          (e)  Except as set forth expressly in this Agreement and the Indemnification Agreement, Purchaser represents and warrants that as of the Closing Date, it will be familiar with the Personal Property, the Business and the Real Property and will have made such independent investigations as Purchaser deems necessary or appropriate concerning the Personal Property, the Business and the Real Property. Purchaser hereby releases the Sellers from any and all liability and waives any warranty of fitness for intended purpose and the guarantee against hidden or latent redhibitory vices as provided by Louisiana law, including Louisiana Civil Code Articles 2520 and 2548, and Article 2475, and acknowledges that this waiver is a material and integral part of this conveyance, the consideration given and received therefor.

          (f)    Purchaser acknowledges, represents and warrants that Purchaser has not relied upon any pro forma financial information prepared or provided by the Sellers.

        Section 5.3 Indemnification.    The rights and obligations of the Parties concerning indemnification under this Agreement shall be as set forth in the Indemnification Agreement.

        Section 5.4 Survival.    Each of the representations, warranties and covenants contained in this Article V is intended for the benefit of the Sellers or the Purchaser, as the case may be. Each of said representations, warranties and covenants shall survive the Closing as set forth in the Indemnification Agreement.

ARTICLE VI
CONDITIONS TO OBLIGATIONS

        Section 6.1 Conditions to the Purchaser's Obligations.    The obligations of the Purchaser to purchase the Personal Property from the Sellers and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing, of each of the following conditions:

          (a)  All of the representations and warranties of the Sellers set forth in this Agreement shall be true both when made and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects and the Sellers shall deliver a Closing Certificate in substantially the form attached hereto as Appendix D.

          (b)  The Sellers shall have delivered, performed, observed and complied with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement and the Contribution Agreement to be delivered, performed, observed and complied with by any of the Sellers prior to, or as of, the Closing.

          (c)  No Seller shall be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

          (d)  No adverse change shall have occurred with respect to the condition, financial or otherwise, of any Seller, the Business, the Personal Property or the Real Property which would reasonably be expected to have a Material Adverse Change.

          (e)  Neither the Personal Property nor the Real Property, nor any part thereof or interest therein, shall have been taken by execution or other process of law in any action prior to Closing, nor shall any action or proceeding seeking any such taking be pending.

          (f)    All necessary approvals, consents and the like of third parties to the validity and effectiveness of the transactions contemplated hereby have been obtained (except with respect to the Assigned Contracts).

          (g)  No material portion of the Personal Property or the Real Property shall have been destroyed by fire or casualty.

          (h)  No condemnation, eminent domain or similar proceedings shall have been commenced or threatened in writing with respect to any material portion of the Real Property.

          (i)    The Sellers shall have delivered to the Company and the Purchaser the Ground Lessor Estoppel in substantially the same form attached as Appendix I, dated not more than ten (10) days prior to the Closing Date.

        Section 6.2 Failure of Conditions to Purchaser's Obligations.    In the event any one or more of the conditions to the Purchaser's obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing of the Personal Property, the Purchaser, at Purchaser's option, shall be entitled to: (a) terminate this Agreement in accordance with Section 9.1; or (b) proceed to Closing hereunder.

        Section 6.3 Conditions to the Sellers' Obligations.    The obligations of the Sellers to sell the Personal Property to the Purchaser and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing of each of the following conditions:

          (a)  All of the representations and warranties of the Purchaser set forth in this Agreement shall be true both when made and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects and the Purchaser shall deliver a Closing Certificate in substantially the same form attached hereto as Appendix E.

          (b)  The Purchaser shall have delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

          (c)  The Purchaser shall not be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

          (d)  No adverse change shall have occurred with respect to the condition, financial or otherwise, of the Purchaser which would reasonably be expected to have a Material Adverse Change.

          (e)  Neither the Personal Property nor the Real Property, nor any part thereof or interest therein, shall have been taken by execution or other process of law in any action prior to Closing, nor shall any action or proceeding seeking any such taking be pending.

          (f)    All necessary approvals, consents and the like of third parties to the validity and effectiveness of the transactions contemplated hereby have been obtained.

        Section 6.4 Failure of Conditions to Sellers' Obligations.    In the event any one or more of the conditions to the Sellers' obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing, the Sellers, at their option, shall be entitled to: (a) terminate this Agreement in accordance with Section 9.1; or (b) proceed to Closing hereunder.

ARTICLE VII
PROVISIONS WITH RESPECT TO THE CLOSING

        Section 7.1 Sellers' Closing Obligations.    At the Closing, the Sellers shall furnish and deliver to the Purchaser, or cause to be delivered to the Purchaser, at the Sellers' expense, the following:

          (a)  The separate Bills of Sale executed by each Seller, as appropriate.

          (b)  The Closing Certificate duly executed and acknowledged by an individual representative of each Seller.

          (c)  An opinion of the Sellers' counsel, dated as of the Closing Date, in substantially the same form attached as Appendix R, attached hereto.

          (d)  The Assignment and Assumption Agreements, duly executed by each of the Sellers.

          (e)  The Consulting Agreement, duly executed by the Sellers, Gulf States Theatres, Inc., T.G. Solomon, Gary N. Solomon, T.G. Solomon, Jr. and Glenn Solomon.

          (f)    The Deferred Maintenance Escrow Agreement, duly executed by the Sellers,

          (g)  The Repair Escrow Agreement, duly executed by the Sellers.

          (h)  The Indemnification Agreement, duly executed by the Sellers, the Company, EPT DownReit, Inc., the Trustee and Glenn J. Solomon, Gary N. Solomon, Glenda S. Bradley, Gloria S. Carter, Gladys S. Brown and T. George Solomon, Jr.

          (i)    The Master Transition Agreement, duly executed by the Sellers

          (j)    The Noncompetition and Confidentiality Agreement, duly executed by the Company, EPT, EPT DownReit, Inc. and Glenn J. Solomon, Gary N. Solomon, Glenda S. Bradley, Gloria S. Carter, Gladys S. Brown, T. George Solomon, Jr. and Alaska Trust Company of Anchorage, Alaska, as Trustee of the T. George Solomon Jr. Alaska Asset Preservation Trust U/T/A dated January 3, 2002.

          (k)  All necessary approvals, consents, certificates and the like of third parties to the validity and effectiveness of the transactions contemplated hereby (except with respect to the Assigned Contracts).

          (l)    Executed releases of all Encumbrances on the Personal Property and the Real Property to be recorded, in form reasonably acceptable to the Purchaser.

          (m)  Such affidavits or letters of indemnity from the Sellers as the Title Company shall reasonably require in order to omit from the Title Policy all exceptions for unfiled mechanic's, materialman's or similar liens and rights of parties in possession.

          (n)  Such instruments or documents as are reasonably required by the Purchaser or the Title Company, to evidence the status and capacity of the Sellers and the authority of the person or persons who are executing the various documents on behalf of the Sellers in connection with the purchase, sale and lease transactions contemplated hereby.

          (o)  The executed Ground Lessor Estoppel, substantially in the same form attached hereto as Appendix I.

          (p)  Payoff letters, in a form reasonably acceptable to each of the Company and the Purchaser, executed by the party or parties entitled to receive payment pursuant to the Preexisting Debt, setting forth the balance due as of the Closing Date on all Preexisting Debt.

          (q)  The Termination of Management Agreements, duly executed by the Sellers.

          (r)  The Office Sublease, duly executed by the Sellers.

          (s)  The Ground Lessor Estoppel, duly executed by Richards Clearview, L.L.C., a Louisiana limited liability company.

          (t)    The Grant of Predial Servitude, duly executed by Elmwood Village Center.

          (u)  Such other documents as are reasonably required by the Purchaser to carry out the terms and provisions of this Agreement.

        Section 7.2 Purchaser's Closing Obligations.    At the Closing, the Purchaser shall furnish and deliver to the Sellers, at the Purchaser's expense, the following:

          (a)  Federal Reserve, wire transfer funds or other immediately available collected funds payable to the order of the Sellers representing the cash portion of the Purchase Price due in accordance with Articles II and III.

          (b)  The Closing Certificate duly executed and acknowledged by an officer of the Purchaser.

          (c)  An opinion of the Purchaser's counsel, dated as of the Closing Date, substantially in the same form attached hereto as Appendix S.

          (d)  The Assignment and Assumption Agreement, duly executed by the Purchaser.

          (e)  The Consulting Agreement, duly executed by the Purchaser.

          (f)    The Deferred Maintenance Escrow Agreement, duly executed by the Purchaser.

          (g)  The Repair Escrow Agreement, duly executed by the Purchaser.

          (h)  The Indemnification Agreement, duly executed by the Purchaser.

          (i)    The Master Transition Agreement, duly executed by the Purchaser.

          (j)    The Noncompetition and Confidentiality Agreement, duly executed by the Purchaser.

          (k)  The Office Sublease, duly executed by the Purchaser.

          (l)    Such other documents as are reasonably required by the Sellers to carry out the terms and provisions of this Agreement, including, without limitation, such instruments or documents as are necessary to evidence the status and capacity of the Purchaser and the authority of the person or persons who are executing the various documents on behalf of the Purchaser.

          (m)  All necessary approvals, consents, certificates and the like to the validity and effectiveness of the transaction contemplated hereby.

ARTICLE VIII
EXPENSES OF CLOSING; CLOSING AND POST-CLOSING COVENANTS

  Section 8.1 Adjustments.

          (a)  All taxes, assessments, water or sewer charges, gas, electric, telephone or other utilities, operating expenses or other normally proratable items, shall be prorated between Sellers and Purchaser as of the Closing Date. Sellers and Purchaser will use their best efforts so that all providers of utility services to the Personal Property will determine and bill Purchaser for all costs incurred up to the Closing Date and will bill the Sellers for all costs incurred on and after the Closing Date.

          (b)  The Sellers shall pay all real estate taxes and current installments of assessments, of whatever kind, accruing against the Real Property prior to the year in which the Closing occurs. All real estate taxes, sewer rents and taxes, current installments of assessments and charges, or any other governmental tax or charge, levied or assessed against the Real Property for the year in which the Closing occurs (irrespective of when such taxes, assessments and charges are due and payable), including, without limitation, that year's installment (both principal and interest) of any special assessments which are Permitted Exceptions hereunder and which are due and payable in the year in which the Closing occurs, shall be prorated between the Sellers and the Purchaser as of the Closing Date; provided, however, that any supplemental assessment of real property taxes attributable to the period prior to the Closing Date (except for any subsequent assessment for prior years due to change after the Closing Date in land usage or ownership which shall be the responsibility of the Company) whether or not a lien has been assessed or a bill issued therefor on the Closing Date, shall remain the Sellers' responsibility and liability. If the precise amount of taxes and assessments for the year in which the Closing occurs cannot be ascertained on the Closing Date, proration shall be computed on the basis of the taxes and assessments payable for the year preceding the year in which the Closing occurs, with readjustment to be made as soon as reasonably practicable after the actual assessed valuation and the actual rate are determined.

        Section 8.2 Closing Costs.    The Sellers shall pay (a) the Sellers' legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered by any Seller hereunder, including without limitation, the cost of performance by the Sellers of their obligations hereunder; (b) any and all state, municipal or other transfer or sales taxes payable in connection with the transfer or sale of the Personal Property and the Real Property; and (c) all other costs and expenses which are required to be paid by the Sellers pursuant to other provisions of this Agreement. The Purchaser shall pay (x) the Purchaser's legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by the Purchaser hereunder, including, without limitation, the cost of any title and/or UCC searches, title insurance premiums, survey costs and performance by the Purchaser of its obligations hereunder; (y) all costs and expenses, if any, in any way relating to any financing which the Purchaser obtains in connection with its purchase of the Personal Property; and (z) all other costs and expenses which are required to be paid by the Purchaser pursuant to other provisions of this Agreement.

        Section 8.3 Further Assurances.    The Sellers and the Purchaser shall from time to time after the Closing Date, at the request of the other party, execute, acknowledge and deliver to such other party such other instruments of conveyance and transfer or assumption and will take such other actions and execute and deliver such other documents, certifications and further assurances as such other party may reasonably require in order to vest more effectively in the Purchaser, or to put the Purchaser more fully in possession of, the Personal Property to be transferred to it pursuant to the provisions of this Agreement. To the extent that the Sellers have not obtained any consent required to be obtained prior or at the Closing, the Sellers, at their expense, shall continue to use commercially reasonable efforts to obtain any such consent. Each of the parties hereto will cooperate with the other and execute and deliver to the other party such other instruments and documents and to take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence or confirm the intended purposes of this Agreement. Each of the parties will cause their respective affiliates to comply with this Section 8.3 to the extent necessary or desirable to fulfill the purposes thereof.

  Section 8.4 WARN Act and COBRA Matters.

          (a)  At the Closing, Sellers shall terminate, or cause Gulf States Theaters, Inc. to terminate all employees at the CT Property, the GST Property, the HT1 Property, the HT2 Property and the WT Property. Purchaser shall hire such number of employees as it shall determine and employ them on such terms so that no liability under the WARN Act and any similar laws and regulations requiring pre-transfer notices, shall be incurred by any of the Sellers by reason of this transaction.

          (b)  The Sellers shall be solely responsible for all benefits or other obligations under, or claims in any way related to, Seller Employee Plans, arising before, as of or after the Closing, including but not limited to any termination, severance or separation benefits (including any liability under the Worker Adjustment Retraining Notification Act (commonly known as the "WARN" Act)) and any group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as "COBRA"), and the Sellers agree to indemnify and hold harmless the Purchaser in connection therewith.

        Section 8.5 Access to Documents.    The Sellers and the Purchaser shall from time to time after the Closing, at the request of the other party, grant access to such other party during reasonable business hours to the books and records concerning the Business retained by the Sellers, on the one hand, or sold and transferred to the Purchaser, on the other hand.

ARTICLE IX
TERMINATION; EFFECT OF TERMINATION

        Section 9.1 Termination.    This Agreement may be terminated prior to the Closing Date only as follows:

          (a)  By the mutual written consent of the Parties;

          (b)  By either Party immediately upon written notice to the other Party if a court or governmental order or decree is issued forbidding or enjoining the consummation of the transactions contemplated hereby and such order or decree has become final and non-appealable; or

          (c)  (i) By the Purchaser upon written notice to the Sellers, if any of the conditions in Section 6.1 have not been satisfied prior to 12:00 p.m. Kansas City, Missouri time on March 15, 2002, or if satisfaction of such a condition is or becomes impossible (other than primarily through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition prior to 12:00 p.m. Kansas City, Missouri time on March 15, 2002; or (ii) by the Sellers upon written notice to the Purchaser if any of the conditions in Section 6.3 have not been satisfied prior to 12:00 p.m. Kansas City, Missouri time on March 15, 2002, or if satisfaction of such a condition is or becomes impossible (other than primarily through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition prior to 12:00 p.m. Kansas City, Missouri time on March 15, 2002.

        Section 9.2 Effect of Termination.    If this Agreement terminates pursuant to Section 9.1(a) or (b), no party hereto shall have any liability or obligation to any other party hereunder. In the event that this Agreement is terminated pursuant to Section 9.1(a) or (b), the Purchaser shall deliver to the Sellers all Due Diligence Materials provided to, or obtained by, the Purchaser.

ARTICLE X
MISCELLANEOUS

        Section 10.1 Survival.    All of the covenants, agreements and indemnities of the Sellers and the Purchaser contained in this Agreement, the Indemnity Agreement and in any of the Ancillary Agreements shall survive the Closing and shall not merge upon the acceptance of the Bills of Sale and the Assignment and Assumption Agreement by the Purchaser.

        Section 10.2 Right of Assignment.    Neither this Agreement nor any interest herein may be assigned or transferred by any Party to any person, firm, corporation or other entity without the prior written consent of the other Parties, which consent may be given or withheld in the sole discretion of such other Parties, provided, however, that the Purchaser may assign this Agreement, in whole or in part, to a third party without the prior written consent of the Sellers.

        Section 10.3 Notices.    All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return-receipt requested, (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows:

If intended for the Purchaser:	American Multi-Cinema, Inc. 106 West 14th Street Kansas City, Missouri 64105 Phone: (816) 221-4000 Fax: (816) 480-4618 Attention: Peter C. Brown
With a copy to:	Lathrop & Gage L.C. 2345 Grand Boulevard, Suite 2800 Kansas City, Missouri 64108 Phone: (816) 292-2000 Fax: (816) 292-2001 Attention: R.F. Beagle, Jr.
If intended for the Sellers:	5400 Bancroft New Orleans, LA 70124 Phone: (504) 733-8181 Fax: (504) 733-0060 Attention: Gary Solomon
Lauricella Land Company, L.L.C. 1200 S. Clearview Parkway Suite 1166 Harahan, Louisiana 70130 Phone: (504) 733-1800 Fax: (504) 733-4598 Attention: Louis Lauricella
With a copy to:	O'Connor & O'Connor, LLC 228 St. Charles Avenue, Suite 1030 New Orleans, Louisiana 70130 Phone: (504) 592-8230 Fax: (504) 592-8241 Attention: Henry O'Connor, III

or at such other address, and to the attention of such other person, as the Parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 P.M. on any Business Day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. on the first Business Day thereafter.

        Section 10.4 Entire Agreement; Modifications.    This Agreement and the Ancillary Agreements together with the other documents, instruments and agreements heretofore or hereinafter entered into in connection with the transactions contemplated herein, embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

        Section 10.5 Applicable Law.    THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI. The Parties agree that jurisdiction and venue for any litigation arising out of this Agreement shall be in the Courts of Jackson County, Missouri or the U.S. District Court for the Western District of Missouri and, accordingly, consent thereto.

        Section 10.6 Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

        Section 10.7 Time is of the Essence.    With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

        Section 10.8 Waiver of Conditions.    Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by another Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by another Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of another Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

        Section 10.9 Confidentiality.    Except as hereinafter provided, from and after the execution of this Agreement, the Sellers and the Purchaser shall keep the Due Diligence Materials and the contents thereof confidential and shall not disclose the contents thereof except to their respective attorneys, accountants, engineers, surveyors, financiers, bankers and other parties necessary for the consummation of the contemplated transactions and except to the extent any such disclosure is necessary in connection with the enforcement of the right of a Party hereunder, provided, that the Purchaser may disclose the Due Diligence Materials and the contents thereof to its attorneys, accountants, financial advisors, rating agencies and prospective investors in connection with the contemplated offering by the Purchaser of its common stock, such offering to be registered under the Securities Act of 1933, as amended.. Notwithstanding the foregoing, restrictions set forth in the preceding sentence shall not apply to the Purchaser after the Closing.

        Section 10.10 Attorneys' Fees.    If either Party obtains a judgment against another Party by reason of a breach of this Agreement, a reasonable attorneys' fee as fixed by the court shall be included in such judgment.

        Section 10.11 Remedies Cumulative.    Except as herein expressly set forth, no remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law, in equity or by statute.

        Section 10.12 Estoppel.    Each Party confirms and agrees that (a) it has read and understood all of the provisions of this Agreement; (b) it is an experienced investor and is familiar with major sophisticated transactions such as that contemplated by this Agreement; (c) it has negotiated with the other Parties at arm's length with equal bargaining power; and (d) it has been advised by competent legal counsel of its own choosing.

        Section 10.13 Joint Preparation.    This Agreement (and all schedules thereto) is deemed to have been jointly prepared by the Parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any Party, but shall be interpreted according to the application of the rules of interpretation for arm's-length agreements.

        Section 10.14 Counterparts.    This Agreement may be executed at different times and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the against whom enforcement is sought.

        Section 10.15 Exhibits and Schedules.    All Exhibits and Schedules to this Agreement are incorporated into and made a part of this Agreement by this reference as though set forth in full in this Agreement.

        Section 10.16 Waiver of Jury Trial.    EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER AGREEMENTS.

        [The remainder of the page left blank intentionally. Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

AMERICAN MULTI-CINEMA, INC.
By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey, Senior Vice President and Chief Financial Officer
G.S. THEATERS, L.L.C. By: Gulf States Theatres, Inc.
By:	/s/ T.G. SOLOMON T.G. Solomon, President
WESTBANK THEATRES, L.L.C. By: Gulf States Theatres, Inc.
By:	/s/ T.G. SOLOMON T.G. Solomon, President
CLEARVIEW THEATRES, L.L.C. By: Gulf States Theatres, Inc.
By:	/s/ T.G. SOLOMON T.G. Solomon, President
HOUMA THEATER, L.L.C.

By:	/s/ T.G. SOLOMON T.G. Solomon, Manager
HAMMOND THEATRES, L.L.C.
By:	/s/ T.G. SOLOMON T.G. Solomon, Manager

APPENDIX LIST TO PURCHASE AND SALE AGREEMENT

APPENDIX A	Schedules
APPENDIX B	Form Assignment and Assumption Agreement
APPENDIX C	Form Bill of Sale (Personal Property)
APPENDIX D	Form of Seller's Closing Certificate
APPENDIX E	Form of Purchaser's Closing Certificate
APPENDIX F	Form of Consulting Agreement
APPENDIX G	Form of Deferred Maintenance Escrow Agreement
APPENDIX H	Form of Grant of Predial Servitude
APPENDIX I	Form of Ground Lessor Estoppel
APPENDIX J	Form of Indemnification Agreement
APPENDIX K	Form Master Transition Agreement
APPENDIX L	Form of Noncompetition and Confidentiality Agreement
APPENDIX M	Form of Office Sublease
APPENDIX N	Form of Repair Escrow Agreement
APPENDIX O	Form of Surveyor's Certificate
APPENDIX P	Form of Termination of Management Agreement
APPENDIX Q	Form of Bill of Sale (Pass Through Assets)
APPENDIX R	Form of Legal Opinion of Seller's Counsel
APPENDIX S	Form of Legal Opinion of Purchaser's Counsel

APPENDIX A

SCHEDULES

Schedule 1.1 (a)	Legal Description of Palace 12 — Clearview
Schedule 1.1 (b)	Legal Description of Palace 20 — Elmwood
Schedule 1.1 (c)	Legal Description of Palace 10 — Houma
Schedule 1.1 (d)	Legal Description of Palace 10 — Hammond
Schedule 1.1 (e)	Legal Description of Palace 16 — Harvey
Schedule 1.1 (f)	Excluded Assets
Schedule 1.1 (g)	List of Pre-existing Debt
Schedule 2.1	CT Property
Schedule 2.2	GST Property
Schedule 2.3	HT1 Property
Schedule 2.4	HT2 Property
Schedule 2.5	WT Property
Schedule 3.1	Allocation of Purchase Price
Schedule 3.3	Assigned Contracts/Assumed Liabilities
Schedule 5.1(a)(i)	Pass Through Assets
Schedule 5.1(b)	Members of Sellers; Third Party Consents
Schedule 5.1(d)(i)	Non-Cancelable Service Contracts, Management or Other Agreements to any Personal Property
Schedule 5.1(d)(ii)	Non-Cancelable Service Contracts, Management or Other Agreements to any Real Property
Schedule 5.1(f)	Litigation
Schedule 5.1(h)	Financial Statements
Schedule 5.1(i)	Undisclosed Liabilities
Schedule 5.1(k)	Hazardous Materials
Schedule 5.1(l)	Employee Benefit Plans
Schedule 5.1(n)	Subsidiaries or Other Investments
Schedule 5.1(o)	Leased Personal Property
Schedule 5.1(s)	All Licenses, Lease or Other Rights
Schedule 5.1(u)	Insurance Premiums
Schedule 5.1(v)	Improvements Exceptions
Schedule 5.1(x)	Applicable Law Exceptions

Schedule 5.1(y)	Structural Defects
Schedule 5.1(z)	Work in Progress/Mechanical Liens
Schedule 5.1(cc)	List of employees of Sellers and Gulf States Theaters, Inc.
Schedule 5.4	Pre-Existing Encumbrances
Schedule 6.1(n)	Parties From Whom Estoppel Certificates Required

Appendix J

INDEMNIFICATION AGREEMENT

        INDEMNIFICATION AGREEMENT (this "Agreement") dated as of March 9, 2002 among G.S. Theaters, L.L.C., a Louisiana limited liability company ("GS"), Westbank Theatres, L.L.C., a Louisiana limited liability company ("WT"), Clearview Theaters, L.L.C., a Louisiana limited liability company ("CT"), Houma Theater, L.L.C., a Louisiana limited liability company ("HT1"), Hammond Theatres, L.L.C., a Louisiana limited liability company ("HT2"), and together with GS, WT, CT and HT1, the "Solomon Entities"), Theodore George Solomon, Jr. ("Solomon 1"), Gary N. Solomon ("Solomon 2"), Glenn J. Solomon ("Solomon 3"), Gloria Solomon Carter ("Solomon 4"), Glenda Solomon Bradley ("Solomon 5"), Gladys Solomon Brown ("Solomon 6"), and together with Solomon 1, Solomon 2, Solomon 3, Solomon 4 and Solomon 5, the "Solomon Family", EPT Gulf States, LLC, a Delaware limited liability company ("Gulf States"), EPT DownREIT, Inc., a Missouri corporation ("DownREIT"), and American Multi-Cinema, Inc., a Missouri corporation ("AMC"). The Solomon Entities and Solomon Family are collectively referred to herein as the "Solomon Members." The Solomon Members, Gulf States, DownREIT, and AMC are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as "Party."

W I T N E S S E T H:

        WHEREAS, as of March 9, 2002, the Solomon Entities entered into a Contribution Agreement with DownREIT and Gulf States (the "Contribution Agreement") pursuant to which the Solomon Entities will contribute, among other things, to Gulf States the Real Property (as defined in the Contribution Agreement) and the Contributed Personal Property (as defined in the Contribution Agreement), and DownREIT will contribute cash to Gulf States, all in accordance with, and subject to, the terms of such Contribution Agreement;

        WHEREAS, as of March 9, 2002, AMC and the Solomon Entities entered into a Purchase and Sale Agreement (the "Purchase Agreement") pursuant to which AMC will purchase the Personal Property (as defined in the Purchase Agreement) from the Solomon Entities all in accordance with, and subject to, the terms of such Purchase Agreement;

        WHEREAS, concurrently with the execution of this Agreement, the Solomon Entities, DownREIT, and Entertainment Properties Trust, a Maryland real estate investment trust ("EPT"), will enter into the First Amended and Restated Limited Liability Company Agreement of EPT Gulf States, LLC (the "Gulf States LLC Agreement");

        WHEREAS, it is contemplated that AMC will lease the Real Property from Gulf States under five (5) leases dated as of the Closing Date (collectively the "Leases" and each individually a "Lease");

        WHEREAS, in connection with the execution and delivery of the Contribution Agreement, the Purchase Agreement and the Gulf States LLC Agreement (collectively, the "Transaction Documents"), the Parties wish to enter into this Agreement to establish the terms and conditions on which (a) the Solomon Members will indemnify (i) Gulf States and DownREIT with respect to the Contribution Agreement, (ii) AMC with respect to the Purchase Agreement, (iii) DownREIT with respect to the Gulf States LLC Agreement; (b) Gulf States and DownREIT will indemnify the Solomon Members with respect to the Gulf States LLC Agreement and the Contribution Agreement; and (c) AMC will indemnify the Solomon Members with respect to the Purchase Agreement.

        NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
INDEMNIFICATION

        1.1    Indemnification of Gulf States and DownREIT by the Solomon Members.    Subject to the other provisions of this Article I, each Solomon Member shall, jointly and severally and solidarily, indemnify, defend and hold harmless (a) Gulf States and its successors and permitted assigns and their respective officers, directors, managers, employees and representatives (collectively, the "Gulf States Indemnified Parties"), and (b) DownREIT and its successors and permitted assigns and their respective officers, directors, managers, employees and representatives (collectively, the "DownREIT Indemnified Parties") from and against any and all damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Damages") incurred or suffered by any of the Gulf States Indemnified Parties or the DownREIT Indemnified Parties based upon, arising out of or otherwise in any way relating to or in respect of:

        (a) any breach or inaccuracy of any representation or warranty made by any Solomon Entity contained in the Contribution Agreement;

        (b) any breach or violation of any covenant or agreement of any Solomon Entity contained in the Contribution Agreement; or

        (c) the operation of the Real Property prior to the Closing and the failure of the Solomon Members, in whole or in part, to perform any obligation or satisfy any liability relating to or resulting from any Excluded Liability (as defined in the Contribution Agreement); or

        (d) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to the foregoing.

        1.2    Indemnification of AMC by the Solomon Members.    Subject to the other provisions of this Article I, each Solomon Member shall, jointly and severally and solidarily, indemnify, defend and hold harmless AMC and its successors and permitted assigns and their respective officers, directors, managers, employees and representatives (collectively, the "AMC Indemnified Parties"), from and against any and all Damages incurred or suffered by the AMC Indemnified Parties based upon, arising out of or otherwise in any way relating to or in respect of:

        (a) any breach or inaccuracy of any representation or warranty made by any Solomon Entity contained in the Purchase Agreement;

        (b) any breach or violation of any covenant or agreement of any Solomon Entity contained in the Purchase Agreement;

        (c) the conduct of the Business (as defined in the Purchase Agreement) or the operation of the Real Property, or use of the Personal Property (including the Pass Through Assets, as that term is defined in the Purchase Agreement) by any of the Solomon Members prior to the Closing and the failure of the Solomon Members, in whole or in part, to perform any obligation or satisfy any liability relating to or resulting from any Excluded Liability (as defined in the Purchase Agreement); or

        (d) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to the foregoing.

        1.3    Indemnification of DownREIT and Gulf States by the Solomon Members.    Subject to the other provisions of this Article I, each Solomon Member shall, jointly and severally and solidarily, indemnify,

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defend and hold harmless the DownREIT Indemnified Parties and the Gulf States Indemnified Parties from and against any and all Damages incurred or suffered by the DownREIT Indemnified Parties or the Gulf States Indemnified Parties based upon, arising out of or otherwise in any way relating to or in respect of:

        (a) any breach or inaccuracy of any representation or warranty made by any Solomon Entity contained in the Gulf States LLC Agreement;

        (b) any breach or violation of any covenant or agreement of any Solomon Entity contained in the Gulf States LLC Agreement; or

        (c) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to the foregoing.

        1.4    Indemnification of Solomon Members by DownREIT.    Subject to the other provisions of this Article I, DownREIT shall, jointly and severally, indemnify, defend and hold harmless each member of the Solomon Members and their successors and permitted assigns and their respective officers, directors, managers, employees and representatives (collectively, the "Solomon Indemnified Parties") from and against any and all Damages incurred or suffered by the Solomon Indemnified Parties based upon, arising out of or otherwise in any way relating to or in respect of:

        (a) any breach or inaccuracy of any representation or warranty made by DownREIT, Gulf States or EPT contained in the Gulf States LLC Agreement;

        (b) any breach or violation of any covenants or agreement of DownREIT, Gulf States or EPT contained in the Gulf States LLC Agreement; or

        (c) any breach or inaccuracy of any representation or warranty made by DownREIT or Gulf States contained in the Contribution Agreement;

        (d) any breach or violation of any covenants or agreement of DownREIT or Gulf States contained in the Contribution Agreement;

        (e) the operation of the Real Property by Gulf States or DownREIT as of and following the Closing and the failure by Gulf States or DownREIT, in whole or in part, to perform any obligation or satisfy any liability relating to or resulting from the liabilities assumed by Gulf States in accordance with Section 2.4 of the Contribution Agreement; or

        (f) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to the foregoing.

        1.5    Indemnification of Solomon Members by AMC.    Subject to the other provisions of this Article I, AMC shall indemnify, defend and hold harmless each member of the Solomon Indemnified Parties, from and against any and all Damages incurred or suffered by the Solomon Indemnified Parties based upon, arising out of or otherwise in any way relating to or in respect of:

        (a) any breach or inaccuracy of any representation or warranty made by AMC contained in the Purchase Agreement;

        (b) any breach or violation of any covenants or agreement of AMC contained in the Purchase Agreement; or

        (c) the conduct of the Business (as defined in the Purchase Agreement) or the operation of the Real Property, or use of the Personal Property (including the Pass Through Assets, as that term is defined in the Purchase Agreement) by AMC or any affiliate of AMC as of and following the Closing and the failure by AMC or any affiliate of AMC, in whole or in part, to perform any obligation or satisfy any liability relating to or resulting from the Assumed Liabilities (as defined in the Purchase Agreement); or

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        (d) all actions, suits, proceedings, demands, assessment, judgments, reasonable attorney's fees, costs and expenses incident to the foregoing.

        1.6    Procedures for Indemnification.

        (a) If a claim or demand is made against a Party to this Agreement (an "Indemnitee"), or an Indemnitee shall otherwise learn of an assertion of a claim or demand, by any Person who is not a party to this Indemnification Agreement (a "Third Party Claim") as to which a Party (the "Indemnifying Party") may be obligated to provide indemnification to such Indemnitee pursuant to this Indemnification Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

        (b) The Indemnifying Party will have a period of 30 days after delivery of the notice required by Section 1.6(a) during which to respond to such notice. If the Indemnifying Party elects to defend the claim described on such notice, the Indemnifying Party will be obligated to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall take all steps necessary in the defense or settlement thereof and shall at all times diligently pursue the resolution thereof. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that, if in the Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or demand, or there exists for the Indemnitee a defense that is not available to the Indemnifying Party, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee and, in that event, the reasonable fees, expenses, disbursements, and related charges of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof or if the Indemnifying Party does not expressly elect to assume the defense thereof during such 30-day period. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall keep the Indemnitee informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the Indemnitee on request written updates and written summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, all the Indemnitees shall reasonably cooperate with the Indemnifying Party in the defense, negotiation or settlement thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

        (c) If the Indemnifying Party has assumed the defense of any claim, any compromise or settlement of such claim nevertheless will require the prior written consent of the Indemnitee, which consent will not be unreasonably withheld, unless such compromise or settlement unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim.

        (d) Any claim on account of Damages which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Indemnification Agreement, except to the extent that the Indemnifying Party shall have been

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actually prejudiced by such failure. The Indemnifying Party will have 30 days after the delivery of such notice required by this Section 1.6(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Indemnification Agreement and the Indemnifying Party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has disputed its liability with respect to such claim or does not respond within such 30-day period, or if the Indemnifying Party and the Indemnitee are unable to agree on a final determination of the amount of such claim within such 30-day period, the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations by the 90th day after notice of such claim was given to the Indemnifying Party, the Indemnifying Party and the Indemnitee will be free to resolve such dispute in accordance with Article II hereof.

        (e) After any final judgment or award shall have been rendered by a court, arbitration panel or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a claim for Damages hereunder, the Indemnitee shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Indemnification Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnitee by wire transfer of immediately available funds within ten Business Days after the date of such notice to an account designated in writing by the Indemnitee to the Indemnifying Party.

        1.7    Non-Duplication of Indemnification Obligations.

        (a) In order to avoid duplication of the indemnification obligations of the Solomon Members, (i) each of the Gulf State Indemnified Parties and the DownREIT Indemnified Parties hereby agrees that it will not assert a claim for indemnification against any of the Solomon Members under Section 1.1(a) so long as (A) the Lease for the Real Property affected by the indemnifiable matter is in full force and effect, (B) the indemnifiable matter does not give rise to a right of termination of the tenant under such Lease, (C) AMC or its permitted assignee under such Lease has not abated or offset Annual Fixed Rent (as defined in such Lease) under such Lease as a result of the indemnifiable matter, and (D) AMC or its permitted assignee under such Lease is not in default in the payment of Annual Fixed Rent under such Lease; (ii) Damages other than damages relating to claims made by a Party indemnified under this Agreement seeking reimbursement for amounts paid or owed to third parties will be paid by the Solomon Members to the Party indemnified under this Agreement first making the claim for such Damages and none of the Solomon Members shall be liable to any other Party indemnified under this Agreement for the same Damages.

        (b) In the event the aggregate Capped Damages (as defined below) incurred collectively by the Indemnified Group (as defined below) exceeds $20,000,000, the rights of each of the Gulf States Indemnified Parties, the DownREIT Indemnified Parties and the AMC Indemnified Parties to indemnification for Capped Damages shall be limited to Adjusted Damages which are determined by the following procedure:

  (i)
  Each party will calculate an "Indemnification Net Percentage" as follows:

  1.
  The aggregate individual Capped Damages for such party (paid and unpaid) divided by:

  2.
  The sum total of all Capped Damages for the Indemnified Group.

  (ii)
  Each Party shall be entitled to total Capped Damages in an amount equal to $20,000,000 times the Indemnification Net Percentage, such product constituting the "Adjusted Damages."

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    If a Party has been paid for Capped Damages in excess of such Party's Adjusted Damages, such Party shall pay the excess to the Indemnified Group to permit satisfaction of the Adjusted Damages of each.

        For purposes of this Agreement, "Capped Damages" means Damages which the Solomon Members are collectively obligated to indemnify and hold harmless any and or all members of the Indemnified Group against pursuant to Sections 1.1(a) and 1.2(a) of this Agreement, with the exception of any Damages for breach or inaccuracy of any representations or warranty contained in Sections 5.1(a), 5.1(j) or 5.1(k) of the Purchase Agreement or Sections 4.1(a) and 4.1(q) of the Contribution Agreement, or any Damages arising out of or in connection with the fraud of any of the Solomon Entities.

        This Subsection 1.7(b) does not in any way affect the obligations of the Solomon Members provided for elsewhere in this Agreement.

        1.8    Limitations.

        (a) None of (i) the Gulf States Indemnified Parties, (ii) the AMC Indemnified Parties, or (iii) the DownREIT Indemnified Parties (collectively, the "Indemnified Group") may assert a claim for indemnification against the Solomon Members under Sections 1.1(a) or 1.2(a) of this Agreement until the Indemnified Group has collectively incurred Damages which total at least $200,000 in the aggregate under Sections 1.1(a) or 1.2(a) of this Agreement, at which time all of their respective Damages may be recovered as provided in this Article I (including the initial $200,000 of Damages).

        (b) The aggregate amount of Capped Damages which the Solomon Members are collectively obligated to indemnify and hold harmless any or all members of the Indemnified Group against pursuant to Sections 1.1(a) and 1.2(a) of this Agreement shall be limited to $20,000,000.

        (c) In the event that AMC assigns its interest in the Lease for the HT1 Real Property, AMC shall have the right, by giving written notice to the other parties hereto of its election to exercise its rights under this Section 1.8(c) (a "HT1 Election Notice"), to limit the aggregate amount of Capped Damages recoverable by all Indemnified Parties with respect to the HT1 Property to $2,700,000.00. In such event the aggregate amount of Capped Damages recoverable by all Indemnified Parties that (i) do not relate to the HT1 Property and (ii) are limited under Section 1.8(b) to $20,000,000.00 shall be reduced by $2,700,000.00. In the event, that AMC assigns its interest in the Lease for the HT2 Real Property, AMC shall have the right, by giving written notice to the other parties hereto of its election to exercise its rights under this Section 1.8(c) (a "HT2 Election Notice"), to limit the aggregate amount of Capped Damages recoverable by all Indemnified Parties with respect to the HT2 Property to $2,700,000.00. In such event the aggregate amount of Capped Damages recoverable by all Indemnified Parties that (i) do not relate to the HT2 Property and (ii) are limited under Section 1.8(b) to $20,000,000.00 shall be reduced by $2,700,000.00.

        (d) None of the Solomon Indemnified Parties may assert a claim for indemnification against AMC or DownREIT under Sections 1.4(a) or 1.5(a) of this Agreement until the Solomon Indemnified Parties have collectively incurred Damages which total at least $200,000 in the aggregate under Sections 1.4(a) or 1.5(a) of this Agreement, at which time all of their respective Damages may be recovered as provided in this Article I (including the initial $200,000 of Damages).

        (e) The aggregate amount of Damages which AMC and DownREIT are collectively obligated to indemnify and hold harmless any or all members of the Solomon Indemnified Parties against pursuant to Sections 1.4(a) or (c) and 1.5(a) of this Agreement shall be limited to $20,000,000, with the exception of any Damages caused by the fraud of AMC or DownREIT.

        (f) Notwithstanding anything to the contrary contained herein, or in any of the Transaction Documents, or in any other documents referred to herein or therein, the rights and remedies contained

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in this Indemnification Agreement shall constitute the sole and exclusive remedy for Damages of any Indemnitee with respect to any matter for which such Indemnitee is entitled to indemnification under the terms hereof, the terms of the Purchase Agreement, the terms of the Contribution Agreement and the terms of the Gulf States LLC Agreement.

        (g) The provisions of this Article I shall continue in full force and effect for the benefit of the Parties, their respective successors and permitted assigns, provided, that (i) the Solomon Members shall not have an obligation to indemnify any member of the Indemnified Group under Sections 1.1(a), 1.2(a) or 1.3(a) unless a member of the Indemnified Group has in good faith given written notice to the Indemnifying Party of such breach prior to March 15, 2004 (the "Closing Date"), other than with respect to a breach of the representation and warranty contained in Sections 5.1(a), 5.1(j) or 5.1(k) of the Purchase Agreement or Sections 4.1(a) or 4.1(q) of the Contribution Agreement which shall continue and (ii) AMC, EPT and DownREIT shall not have an obligation to indemnify the Solomon Members under Sections 1.4(a) and 1.5(a) unless the Solomon Members have in good faith given written notice to the Indemnifying Party of such breach prior to March 15, 2004, other than with respect to a breach of representation and warranty contained in Section 4.2(a) of the Contribution Agreement and Section 5.2(a) of the Purchase Agreement which shall continue.

        (h) For all purposes of this Agreement, the amount of Damages, and the amount reimbursable with respect thereto, shall be reduced to the extent of any third party recovery received by an Indemnitee with respect to such Damages. If the Indemnitee receives any such recovery after the Indemnifying Party shall have made any payment to the Indemnitee with respect to such Damages, the Indemnitee shall promptly return such payment to the Indemnifying Party to the extent of such recovery received. An Indemnitee shall use its commercially reasonable efforts to pursue and collect any third party recovery to which it may be entitled.

ARTICLE II
ARBITRATION

        Any action to enforce or interpret this Agreement (including, without limitation, the determination of Adjusted Damages), other than an action seeking solely injunctive relief, or any action to resolve disputes with respect to this Agreement as between any of the Parties hereto shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect at the time the arbitration is initiated, before a panel of three (3) neutral arbitrators admitted to practice law. Arbitration shall be the exclusive dispute resolution process and shall be administered by the AAA office located in Chicago, Illinois. The substantive law of the State of Missouri shall be applied by the arbitrators to the resolution of the dispute. The parties shall share equally all costs of arbitration. The prevailing party shall be entitled to reimbursement of reasonable attorney fees and all costs and expenses incurred in connection with the arbitration, including, without limitation, all costs of arbitrators. All decisions of the arbitrators shall be final, binding and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof. The arbitrators (if permitted under applicable law) or such court may issue a writ of execution to enforce the arbitrators' decision.

ARTICLE III
MISCELLANEOUS

        3.1    Further Assurances.    The parties hereto each agree to execute and deliver or cause to be executed and delivered such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Indemnification Agreement.

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        3.2    Entire Agreement; Amendments and Waivers.    This Indemnification Agreement, together with the Transaction Documents and the other documents referred to herein or therein, represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed only by a written instrument making specific reference to this Indemnification Agreement signed by all of the Parties; provided that any provision hereof can be waived by a written instrument making specific reference to this Indemnification Agreement signed by the Party against whom enforcement of such waiver may be sought. No action taken pursuant to this Indemnification Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Indemnification Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy hereunder by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

        3.3    Governing Law.    This Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to the policies or principles of conflicts of laws of such state.

        3.4    Headings.    The section headings of this Indemnification Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Indemnification Agreement.

        3.5    Notices.    All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a recognized delivery service or (d) sent by a facsimile transmission and addressed as follows:

If intended for the Solomon Members:	1200 Elmwood Park Blvd. New Orleans, Louisiana 70123 Phone: (504) 733-8181 Fax: (504) 733-0232 Attention: George Solomon
With a copy to:	O'Connor & O'Connor, LLC 228 St. Charles Avenue, Suite 1030 New Orleans, Louisiana 70130 Phone: (504) 592-8230 Fax: (504) 592-8241 Attention: Henry O'Connor, III
If intended for Gulf States or DownREIT:	Entertainment Properties Trust 30 Pershing Road, Suite 201 Kansas City, Missouri 64108 Phone: (816) 802-4524 Fax: (816) 472-5794 Attention: Greg Silvers

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With a copy to:	Shook Hardy & Bacon 1010 Grand Blvd., 5th Floor Kansas City, Missouri 64106 Phone: (816) 474-6550 Fax: (816) 842-3190 Attention: Craig L. Evans
If intended for AMC:	American Multi-Cinema, Inc. 106 West 14th Street Kansas City, Missouri 64105 Phone: (816) 221-4000 Fax: (816) 480-4617 Attention: Craig Ramsey
With a copy to:	Lathrop & Gage L.C. 2345 Grand Blvd., Suite 2800 Kansas City, Missouri 64108 Phone: (816) 292-2000 Fax: (816) 292-2001 Attention: R.F. Beagle

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was send indicating that the facsimile was sent in its entirety to the recipient's facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a business day, or after 5:00 P.M. on any business day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. on the first business day thereafter.

        3.6    Severability.    If any provision, clause or application of this Agreement is held by a government entity to be illegal, invalid or unenforceable during the term hereof, such provision, clause or application shall be fully severable to the extent and in the jurisdiction held to be illegal, invalid or unenforceable and this Agreement shall remain binding and in full force and effect to the maximum extent permitted under applicable law, except for such illegal, invalid or unenforceable provision, clause or application. Furthermore, in lieu of such illegal, invalid or unenforceable provision, clause or application, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision, clause or application as may be possible and be legal, valid and enforceable.

        3.7    Assignment.    No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Parties (by operation of law or otherwise), without the prior written consent of the other Parties hereto, and any attempted assignment without such consent shall be null and void ab initio.

        3.8    Parties in Interest; Third-Party Beneficiaries.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties hereto. Except as otherwise expressly provided herein, this Agreement shall not be deemed to confer upon any Person not a party hereto or thereto any rights or remedies or obligations hereunder or thereunder.

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        3.9    Counterparts.    This Agreement may be executed in multiple counterparts, each binding upon the party signing the same, and all of such counterparts, when taken together, shall constitute one agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

        THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

AMERICAN MULTI-CINEMA, INC.
By:
Name:
Title:
EPT DOWNREIT, INC.
By:
Name:
Title:
EPT GULF STATES, LLC
By:
Name:
Title:
SOLOMON MEMBERS:
G.S. THEATERS, L.L.C.
By:	Gulf States Theatres, Inc.
	By:	T. G. Solomon, President
WESTBANK THEATRES, L.L.C.
By:	Gulf States Theatres, Inc.
	By:	T. G. Solomon, President
CLEARVIEW THEATRES, L.L.C.
By:	Gulf States Theatres, Inc.
	By:	T. G. Solomon, President
HOUMA THEATER, L.L.C.
	By:	T. G. Solomon, Manager

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HAMMOND THEATRES, L.L.C.
By:	T. G. Solomon, Manager

Theodore George Solomon, Jr.

Gary N. Solomon

Glenn J. Solomon

Gloria Solomon Carter

Glenda Solomon Bradley

Gladys Solomon Brown

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QuickLinks

PURCHASE AND SALE AGREEMENT
ARTICLE I DEFINITIONS AND CONSTRUCTION
ARTICLE II AGREEMENTS TO SELL AND PURCHASE
ARTICLE III PURCHASE PRICE; ASSUMPTION OF LIABILITIES
ARTICLE IV DUE DILIGENCE ITEMS
ARTICLE V REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
ARTICLE VI CONDITIONS TO OBLIGATIONS
ARTICLE VII PROVISIONS WITH RESPECT TO THE CLOSING
ARTICLE VIII EXPENSES OF CLOSING; CLOSING AND POST-CLOSING COVENANTS
ARTICLE IX TERMINATION; EFFECT OF TERMINATION
ARTICLE X MISCELLANEOUS
APPENDIX LIST TO PURCHASE AND SALE AGREEMENT
SCHEDULES
  Appendix J